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Freeport-McMoRan Copper & Gold Inc. Announces
Appointment of Two New Members to its Board of Directors

PHOENIX, AZ, December 20, 2013 - Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today the appointment of Lydia H. Kennard and Frances Fragos Townsend to its Board of Directors.
Lydia H. Kennard, age 59, has over 30 years of executive and operational experience in aviation, construction management and real estate development. She is the President and CEO of KDG Construction Consulting, a provider of project and construction management services, and a principal of Airport Property Ventures, LLC, an operator and developer of aviation facilities. In addition, she serves on the Board of Directors of Prologis, Inc. and URS Corporation. Ms. Kennard previously served as the Executive Director of Los Angeles World Airports and as a member of the California Air Resources Board. She holds a Juris Doctorate from Harvard Law School, a Master’s degree in city planning from Massachusetts Institute of Technology, and Bachelor of Science in urban planning and management from Stanford University.
Frances Fragos Townsend, age 51, has over 25 years of experience in legal, law enforcement and security. She currently serves as Executive Vice President of Worldwide Government, Legal and Business Affairs at MacAndrews & Forbes Holdings Inc. and as a director of Scientific Games Corporation, SIGA Technologies, Inc. and The Western Union Company. Ms. Townsend previously served as Assistant to President George W. Bush for Homeland Security and Counterterrorism and chaired the Homeland Security Council. She was the first Assistant Commandant for Intelligence for the U.S. Coast Guard and spent 13 years at the U.S. Department of Justice in various senior positions. She received her Juris Doctorate from the University of San Diego School of Law after graduating from American University where she received a Bachelor of Arts in political science and a Bachelor of Science in psychology.
Gerald J. Ford, Lead Independent Director, and James R. Moffett, Chairman of the Board, stated: “We are pleased to welcome Lydia Kennard and Fran Townsend to our Board of Directors and look forward to their guidance and counsel. Lydia and Fran are exceptional leaders with vast experience and proven track records of success. These women will bring valuable insights to our Board that will be an asset to the Company.”

FCX’s Board of Directors is now comprised of 16 members, including 13 independent directors, who possess a diverse range of perspectives and experience.
FCX is a premier U.S.-based natural resource company with an industry leading global portfolio of mineral assets, significant oil and gas resources and a growing production profile. FCX is the world’s largest publicly traded copper producer.
FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits; significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde and El Abra operations in South America; the Tenke Fungurume minerals district in the Democratic Republic of Congo; and significant oil and natural gas assets in North America, including reserves in the Deepwater Gulf of Mexico, onshore and offshore California, in the Eagle

Freeport-McMoRan Copper & Gold                             1

Ford and Haynesville shale plays and an industry leading position in the emerging shallow water, ultra-deep gas trend on the Shelf of the Gulf of Mexico and onshore in South Louisiana.  Additional information about FCX is available on FCX's website at www.fcx.com.

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Freeport-McMoRan Copper & Gold                             2